Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 9

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to persons previously listed in the prospectus with the information that is set forth below:

Name of Selling Shareholder	Prior to the Offering			Number of Common Shares Registered for Resale	After the Offering
	Number of Common Shares Beneficially Owned		Percentage of Common Shares Outstanding		Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Senior Management, Their Transferees and Certain Other Holders:
Alan M.R. Robbins[1]	130,354	[2]	*	32,615	97,739	*
The Dempsey Foundation[3]	558		*	558	—	—
Fidelity Investments Charitable Gift Fund[4]	28,183		*	28,183	—	—
Andrew Paul Family Foundation[5]	1,862		*	1,862	—	—
Yale University[6]	931		*	931	—	—

*	Less than one percent of the Seagate common shares outstanding as of January 27, 2006.
1	Current Seagate employee.
2	Includes exercisable options to purchase 25,718 Seagate common shares.
3	Neal Dempsey, Executive Director of The Dempsey Foundation, exercises dispositive power over the Seagate common shares.
4	The Board of Trustees of the Fidelity Investments Charitable Gift Fund exercises dispositive power over the Seagate common shares. The members of the Board of Trustees are Rudman J. Ham, Thomas R. Powers, Anne-Marie Soulliere, Scott Bergeson, Melvin R. Seiden and Anna Spangler Nelson.
5	Andrew Paul is a trustee of the Andrew Paul Family Foundation and exercises dispositive power over the Seagate common shares.
6	Dispositive power over the 931 Seagate common shares is exercised by Scott Hunter, Yale University’s Special Assets Manager, pursuant to a formal delegation of authority from the University’s Vice President for Finance and Administration, which has been approved by the Finance Committee of the Yale Corporation pursuant to Yale University’s by-laws.

The date of this prospectus supplement is March 14, 2006.